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                                                               Exhibit 10.10(b)

                              SECOND AMENDMENT TO
                       RESTRICTED STOCK GRANT AGREEMENT

     This Second Amendment to Restricted Stock Grant Agreement (this "Amendment") dated February 21, 2001, amends that certain Restricted Stock Grant Agreement by and between Oshman's Sporting Goods, Inc., a Delaware corporation (the "Company"), and Alvin N. Lubetkin, a resident of Harris County, Texas ("Grantee") dated as of July 15, 1994, as previously amended by that certain First Amendment to Restricted Stock Agreement (together the "Agreement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

     WHEREAS, the Company and Grantee desire now to further amend the Agreement;

     NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, the parties hereto hereby amend the Agreement as follows:

     1. Paragraph 5(b)(5) of the Agreement is hereby amended to read in its entirety as follows:

     "(5) Upon any termination of Grantee's employment (whether by the Company or by the Employee) following a Change in Control (as defined in Section 5.7(a) of the Company's 1994 Omnibus Plan).

     Notwithstanding anything to the contrary contained herein, in the event of a Change in Control involving the merger of the Company, Grantee may, prior to the actual occurrence of such Change of Control, provide notice to the Company of the termination of Grantee's employment at and contingent upon the Closing of such merger and in such notice Grantee may elect to receive at the effective time of such merger, in cancellation and conversion of the Restricted Shares granted hereunder (subject to reduction as provided in Section 5(c) hereof), the merger consideration payable with respect to such shares pursuant to the terms of the definitive merger agreement, provided that in the case of merger consideration involving securities to be registered under the Securities Act of 1934, as amended, such election shall be made prior to the initial filing of a registration statement with respect to such securities."

     2. Paragraph 6 of the Agreement is hereby amended to read in its entirety as follows:

          "6.  Tax Benefit Payment.  Subject to the following provisions of this
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     Paragraph 6, as soon as practical after the end of the Company's taxable year in which occurs Grantee's Vesting Date, the Company shall pay to Grantee in a single sum in cash an amount equal to the current tax savings attributable to the federal income tax deduction to which the Company is entitled as a result of the Grantee's vesting in the Restricted Shares. To the extent that the Company derives a partial or no tax savings from the tax deduction because the Company's taxable income for federal income tax purposes is not sufficient for it to currently benefit from such deduction or the Company has a net operating loss, payment of the amount or amounts due hereunder will be made as described below if and when (and to the
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     extent) the Company does derive a current tax savings from the deduction.
     In determining when the deduction attributable to the vesting of the Restricted Shares is used by the Company, it shall be assumed that all other deductions available to the Company are used before the deduction attributable to the Restricted Shares is utilized. Payment of the amount or amounts due hereunder shall be made to Grantee in cash as soon as practicable after the end of the Company's taxable year or years, if applicable, in which the Company derives a current tax savings from the deduction; provided, however, that in the event Grantee's Vesting Date
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     occurs as a result of a termination of Grantee's employment as provided in
     Section 5(b)(5) above in connection with a merger or consolidation of the Company into or with another corporation (the "Successor Corporation") under circumstances where the Company is not the surviving corporation, then (i) immediately following such merger or consolidation the Successor Corporation shall pay to Grantee in a single sum in cash an amount equal to the tax savings attributable to the full federal income tax deduction that would have been realized by the Company assuming that the Company could derive such full tax savings with respect to such deduction in the taxable year ending with such merger or consolidation, and (ii) any calculations with respect to any acceleration of such payment necessary to determine benefits payable to Grantee pursuant to the Company's Statement of Policy Regarding Key Executive Severance Pay Bonus Program shall be made based upon a reasonable determination as to when the Company and its subsidiaries would have had taxable income sufficient to derive the full tax savings with respect to such deduction or if the Company and its subsidiaries filed a separate income tax return, without giving effect to such merger or consolidation. Should Grantee die before full payment of any amount due hereunder is paid, such amount shall be paid to the personal representative or representatives of his estate."

     3. As amended hereby, the Agreement remains in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one instrument, effective on and as of the 15th day of July, 1994.

                                        "COMPANY"

                                        OSHMAN'S SPORTING GOODS, INC.



                                        By:  /s/ Steven U. Rath
                                           -----------------------------------
                                             Steven U. Rath
                                             Executive Vice President

                                        "GRANTEE"


                                             /s/ Alvin N. Lubetkin
                                        --------------------------------------
                                             Alvin N. Lubetkin